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                                                             EXHIBIT 11.1
                    GLOBAL MARINE INC. AND SUBSIDIARIES
                 COMPUTATION OF EARNINGS PER COMMON SHARE
              (Dollars in millions, except per share amounts)

                                                                   1993             1992             1991

Shares for primary and fully diluted computations:

Weighted average shares of common stock outstanding             151,984,669      114,634,930      109,156,271
Shares issuable on assumed exercise of stock options                      -        1,703,048                -

   Weighted average shares for primary earnings per share       151,984,669      116,337,978      109,156,271

Incremental shares issuable on assumed exercise of stock
   options and warrants to reflect maximum dilutive effect (1):
      Options                                                     3,269,447          124,744        2,404,011
      Warrants                                                            -                -        3,881,028

    Weighted average shares for fully
      diluted earnings per share                                155,254,116       116,462,722     115,441,310

Earnings for primary and
   fully diluted computations:

Income (loss) before extraordinary item
   and cumulative effect of changes in
   accounting principles                                       $      (26.5)     $      27.5    $        1.0
Extraordinary gain on extinguishment of debt                              -             28.3               -
Cumulative effect of change in accounting
   for income taxes                                                       -              3.3               -
Cumulative effect of change in accounting for
   postretirement health care and life insurance
   benefits                                                               -             (1.9)               -

Net income (loss)                                              $      (26.5)     $      57.2     $        1.0

Primary earnings (loss) per share:

Income (loss) before extraordinary item
   and cumulative effect of changes in
   accounting principles                                       $      (0.17)     $      0.24     $        0.01
Extraordinary gain on extinguishment of debt                              -             0.24                                  -
Cumulative effect of change in accounting
   for income taxes                                                       -             0.03                 -
Cumulative effect of change in accounting for
   postretirement health care and life insurance
   benefits                                                               -            (0.02)                -

Primary net income (loss) per common share                     $      (0.17)     $      0.49      $       0.01


Fully diluted net income (loss) per share:

Income (loss) before extraordinary item
   and cumulative effect of changes in
   accounting principles                                       $      (0.17)     $       0.24     $        0.01
Extraordinary gain on extinguishment of debt                              -              0.24                 -
Cumulative effect of change in accounting
   for income taxes                                                       -              0.03                 -
Cumulative effect of change in accounting for
   postretirement health care and life insurance
   benefits                                                               -             (0.02)                -

Fully diluted net income (loss) per common share               $      (0.17)     $       0.49     $         0.01


(1) Shares issuable upon the assumed exercise of stock options are included in the calculation of fully diluted net loss per common share in accordance with Regulation S-K, Item 601(b)(11), although for 1993 their inclusion is contrary to paragraph 40 of APB Opinion No. 15 because their inclusion produces an antidilutive result.
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